Exhibit 99.1

AMRI Appoints Michael Nolan Vice President, Chief Financial Officer and Treasurer

Albany, NY (September 12, 2012) – Albany Molecular Research Inc. (Nasdaq: AMRI) today announced the appointment of Michael Nolan as Vice President, Chief Financial Officer and Treasurer of AMRI, succeeding Mark Frost, effective September 17, 2012.

Mr. Nolan was most recently Vice President, Finance, Financial Planning and Analysis at the Delaware North Companies, headquartered in Buffalo, N.Y. From 2009 through early 2012, Mr. Nolan was Vice President, Finance, Analytical Instruments Group at Thermo Fisher Scientific, Inc. where he was responsible for the global financial operations of a portfolio with revenue of $3 billion operating across three divisions with 15 business units, 41 plant sites and 9,700 employees. Prior to Thermo Fisher Scientific, Mr. Nolan held positions of increasing responsibility at ALCAN, which was later acquired by Rio Tinto Plc. While at Rio Tinto Plc., Mr. Nolan was accountable for leading the integration of 13 global ALCAN and Rio Tinto Plc. functions, including legal, company secretarial, business development and all finance functions including both the corporate and business teams. Mr. Nolan began his career in 1989 at E.I. du Pont de Nemours Company and received his MBA from The University of Windsor and a B.A. in Economics from The University of Western Ontario.

“I would like to thank Mark for his considerable contributions to AMRI in the almost eight years he has spent with the Company,” said Thomas D’Ambra, Ph.D., AMRI’s Chairman, President and Chief Executive Officer. “He was instrumental in building the Company’s global reach as we expanded through both acquisitions and internal growth during his tenure. We wish him well in all his future endeavors and have established a plan to ensure a seamless transition to our new CFO.”

D’Ambra continued, “The Board of Directors and I are pleased to welcome Mike to AMRI. He has had considerable experience in the business of science as well as overseeing the operational and finance requirements of a global business. We have made solid progress in reducing our cost structure, and increasing our marketing efforts as we roll out our new SMARTSOURCING™ initiative. Mike’s strategic leadership, financial expertise and strong global experience will further support these initiatives and help us realize our plan for future growth and profitability.”

About AMRI

Albany Molecular Research, Inc. (AMRI) is a global contract research and manufacturing organization offering customers fully integrated drug discovery, development, and manufacturing services. For over 21 years AMRI has demonstrated its adaptability as the pharmaceutical and biotechnology industries have undergone tremendous change in response to multiple challenges. This experience, a track record of success and locations in the United States, Europe and Asia now provides our customers with SMARTSOURCING™, a full range of value-added opportunities providing customers informed decision-making, enhanced efficiency and more successful outcomes at all stages of the pipeline. AMRI has also successfully partnered R&D programs and is actively seeking to out-license its remaining programs for further development. For press releases and additional information about the company, please visit www.amriglobal.com.

Contacts

Media – Gina Monari, AMRI Communications, 518-512-2512